Exhibit 99.3

Oruka Therapeutics, Inc.

Unaudited Interim Condensed Consolidated Financial Statements

INDEX TO UNAUDITED INTERIM

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

i

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share amounts)

	June 30, 2024	February 6, 2024
ASSETS

Current assets
Cash	$15,121	$—
Subscription receivable	—	1
Prepaid expenses and other current assets	1,700	—
Total current assets	16,821	1
Operating lease right-of-use asset	999	—
Other assets	2,358	—
Total assets	$20,178	$1
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,579	$—
Accrued expenses and other current liabilities	853	—
Operating lease liability, current	61	—
Common stock warrant liability	430	—
Related party accounts payable and other current liabilities	15,437	—
Total current liabilities	19,360	—
Long term liabilities
Accrued interest payable, related party	961	—
Operating lease liability, non-current	925
Note payable to related party, noncurrent	24,982	—
Total liabilities	46,228	—
Commitments and contingencies (Note 12)
Series A convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of June 30, 2024 and February 6, 2024; 20,000,000 and no shares issued and outstanding as of June 30, 2024 and February 6, 2024, respectively; liquidation preference of $3,000 and $0 as of June 30, 2024 and February 6, 2024, respectively	2,931	—
Stockholders’ deficit:
Common stock, $0.0001 par value; 65,000,000 shares authorized, 788,330 and 466,387 shares issued and outstanding as of June 30, 2024 and February 6, 2024, respectively	—	—
Additional paid-in capital	339	1
Accumulated deficit	(29,320)	—
Total stockholders’ deficit	(28,981)	1
Total liabilities, convertible preferred stock and stockholders’ deficit	$20,178	$1

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended June 30, 2024	Period from February 6, 2024 (Inception) to June 30, 2024
Operating expenses
Research and development(1)	$18,673	$23,866
General and administrative(2)	2,820	4,490
Total operating expenses	21,493	28,356
Loss from operations	(21,493)	(28,356)
Other expense
Interest expense(3)	(750)	(964)
Total other expense	(750)	(964)
Net loss and comprehensive loss	$(22,243)	$(29,320)

Net loss per share attributable to common stockholders, basic and diluted	$(47.69)	$(62.87)
Weighted-average common shares outstanding, basic and diluted	466,387	466,387

(1)	Includes related party amount of $15,457 for the three months ended June 30, 2024 and $20,430 for the period February 6, 2024 (inception) to June 30, 2024
(2)	Includes related party amount of $342 for the three months ended June 30, 2024 and $1,268 for the period February 6, 2024 (inception) to June 30, 2024
(3)	Includes related party amount of $750 for the three months ended June 30, 2024 and $964 for the period February 6, 2024 (inception) to June 30, 2024

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(UNAUDITED)
(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of February 6, 2024 (inception)	—	$—	466,387	$—	$1	$—	$1
Issuance of common stock(1)	—	—	321,943	—	—	—	—
Issuance of Series A convertible preferred stock, net of issuance costs of $69	20,000,000	2,931	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	(7,077)	(7,077)
Balances as of March 31, 2024	20,000,000	$2,931	788,330	$—	$18	$(7,077)	$(7,059)
Stock-based compensation expense	—	—	—	—	321	—	321
Net loss	—	—	—	—	—	(22,243)	(22,243)
Balances as of June 30, 2024	20,000,000	$2,931	788,330	$—	$339	$(29,320)	$(28,981)

(1)	Includes issuance of 321,943 restricted stock awards (see Note 8)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
(In thousands)

Period from February 6, 2024 (Inception) to June 30, 2024
Cash flows from operating activities:
Net loss	$(29,320)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	768
Non-cash interest expense	3
Non-cash lease expense	4
Changes in operating assets and liabilities:
Subscription receivable	1
Prepaid expenses and other current assets	(1,721)
Other assets	(43)
Accounts payable	2,022
Accrued expenses and other current liabilities	683
Operating lease liability	4
Related party accounts payable and other current liabilities	15,437
Accrued interest payable, related party	961
Net cash used in operating activities	(11,201)
Cash flows from financing activities:
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs paid	2,931
Proceeds from issuance of notes payable to related parties, net of issuance costs paid	24,980
Payment of deferred offering costs	(1,589)
Net cash provided by financing activities	26,322
Net increase in cash	15,121
Cash at beginning of period	—
Cash at end of period	$15,121
Supplemental disclosure of non-cash financing activities:
Operating lease liability arising from obtaining operating right-of-use asset	$982
Deferred offering costs in accounts payable and accrued expenses and other current liabilities	$726

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Oruka Therapeutics, Inc. (“Oruka” or the “Company”) was established and incorporated under the laws of the state of Delaware on February 6, 2024. Oruka was founded by Paragon Therapeutics, Inc. (“Paragon”). The Company is based in Menlo Park, California. Oruka was formed to develop biologics to optimize the treatment of inflammatory skin diseases.

The Company is subject to risks and uncertainties common to early stage companies in biopharmaceutical industry, including, but not limited to, completing preclinical and clinical trials, obtaining regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.

The Company’s potential products require approval from the U.S. Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential products will receive all the required approvals. In addition, there can be no assurance that the Company’s potential products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed, if at all.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements include only normal and recurring adjustments the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the three months ended June 30, 2024 and period from February 6, 2024 (inception) to June 30, 2024 are not necessarily indicative of results expected for the full fiscal year or any subsequent interim period. The accompanying condensed consolidated financial statements include accounts of the Company and its wholly owned subsidiary, Oruka Therapeutics Australia PTY LTD (“Oruka Australia”). For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024, Oruka Australia has not had any financial transactions.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2024, the Company had $15.1 million in cash.

Since inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.

As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidates through development, seeks regulatory approval and prepares for and, if any of its product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all.

If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $22.2 million for the three months ended June 30, 2024 and $29.3 million during the period from February 6, 2024 (inception) to June 30, 2024. As of June 30, 2024, the Company had an accumulated deficit of $29.3 million.

In March 2024, the Company received $3.0 million in gross proceeds from the issuance of Series A convertible preferred stock (“Series A Preferred Stock”) and $25.0 million in gross proceeds from the issuance of a convertible note, both of which were related party transactions (see Note 14).

ARCA biopharma, Inc., a Delaware corporation (“ARCA”), and the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) on April 3, 2024, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Atlas Merger Sub Corp, a Delaware corporation (“First Merger Sub”), will merge with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (the “First Merger”), and Oruka will merge with and into Atlas Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, Second Merger Sub will change its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA will change its name to “Oruka Therapeutics, Inc.” ARCA following the Merger is referred to herein as the “combined company.” The combined company will be led by Oruka’s management team and will remain focused on developing biologics to optimize the treatment of inflammatory skin diseases. See Note 15 for subsequent events related to the closing of this transaction on August 29, 2024.

Concurrent with the execution of the Merger Agreement, the Company entered into a subscription agreement with certain investors (the “Subscription Agreement”) pursuant to which the Company agreed to issue and sell to investors in a private placement financing (the “Private Placement”) shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock at an estimated purchase price of $66.62 ($5.55 prior to the effect of the reverse stock split) per share of common stock and an estimated purchase price of $66.61 ($5.54 prior to the effect of the reverse stock split) per warrant for gross proceeds of approximately $275.0 million, inclusive of $25.0 million proceeds received as of June 30, 2024 from the issuance of the Company’s convertible note, which will precede the closing of the Merger. Shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock issued pursuant to the Private Placement will be converted into the right to receive shares of ARCA common stock and warrants to purchase shares of ARCA common stock, respectively, in accordance with the exchange ratio at the effective time of the close of the transaction. The proceeds from the Private Placement are expected to advance the Company’s pipeline, as well as for general corporate purposes, which may include capital expenditure, working capital and general and administrative expenses. See Note 15 for subsequent events related to the closing of this transaction on August 29, 2024.

The Company expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting future pre-clinical activities and clinical trials and manufacturing for its existing product candidates and any future product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company. The Company expects that its existing cash of $15.1 million as of June 30, 2024, together with the proceeds from the Merger and Private Placement, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the date these condensed consolidated financial statements were issued.

Following the consummation of the Merger, the Company effected a one-for-twelve reverse stock split of the Company’s common stock (the “Reverse Stock Split”), which became effective on September 3, 2024. All information related to the Company’s common stock, common stock warrants, restricted stock awards, and stock options, as well as the per share amounts, have been retroactively adjusted to give effect for the one-for-twelve reverse stock split for all periods presented, unless otherwise stated.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within these condensed consolidated financial statements include but are not limited to research and development expenses and related prepaid or accrued costs and the valuation of stock-based compensation awards and related expenses. The Company bases its estimates on known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts, and experience. Actual results may differ materially from those estimates or assumptions.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash. The Company maintains its cash balances at an accredited financial institution in amounts that, at times, may exceed federally insured limits. However, the Company has not experienced any losses on its deposits of cash.

The Company is dependent on third-party organizations to research, develop, manufacture, and process its product candidates for its development programs, including its two most advanced programs, ORKA-001 and ORKA-002. The Company expects to continue to be dependent on a small number of manufacturers to supply it with its requirements for all products. The Company’s research and development programs could be adversely affected by a significant interruption in the supply of the necessary materials. A significant amount of the Company’s research and development activities are performed under its agreements with Paragon (see Note 10).

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing (see Note 1) be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statement of operations and comprehensive loss. As of June 30, 2024, deferred offering costs of $2.3 million were recorded as Other assets in the condensed consolidated balance sheet.

Debt Issuance Costs

Debt issuance costs incurred in connection with the Company’s convertible note (see Note 5) are recorded as a reduction of the carrying value of the notes payable liability on the Company’s balance sheet and are amortized to interest expense over the term of the loan using the effective interest method.

Subscription receivable

The Company accounts for any notes received in exchange for common stock as a subscription receivable, provided the note underlying the receivable is paid prior to the date the financial statement is available to be issued.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 — Quoted prices in active markets that are identical assets or liabilities.

●	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to their relatively short maturity period. The Company accounts for its convertible note at amortized cost.

Classification of Convertible Preferred Stock

The Company has classified the convertible preferred stock outside of stockholders’ deficit on the Company’s condensed consolidated balance sheet because the holders of such stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding convertible preferred stock.

The Company’s Series A Preferred Stock is not redeemable, except in the event of deemed liquidation (see Note 6). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Note Payable to Related Party

The Company accounts for its convertible note at amortized cost. The Company considers if optional conversion features are required to be bifurcated and separately accounted for as a derivative. Costs related to the issuance of the convertible note are recorded as a debt discount, amortized over the term of the convertible note (see Note 5) and are accounted as interest expense in other expenses within the condensed consolidated statements of operations and comprehensive loss using the effective interest method.

Research and Development Contract Costs Accruals

The Company records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s ongoing research and development activities conducted by third-party service providers, including contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), and the Company’s related-party Paragon (see Note 10).

The Company accrues for expenses resulting from obligations under its two antibody discovery and option agreements (the “Option Agreements”) between Paragon, Paruka Holding LLC (“Paruka”), an entity formed by Paragon as a vehicle to hold equity in the Company, and the Company and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. As of June 30, 2024, the Company has not experienced any material deviations between accrued and actual research and development expenses.

Leases

At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right-of-use (“ROU”) asset and a current and non-current lease liability, as applicable, in the balance sheet if the lease has a term greater than one year. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise its option.

At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future minimum lease payments over the expected remaining lease term. The Company determines the present value of lease payments using the implicit rate, if it is readily determinable, or the risk-free discount rate for a period comparable with that of the lease term. For operating leases, lease expense for lease payments is recognized on a straight-line basis over the lease term. For finance leases, lease expense includes amortization expense of the ROU asset recognized on a straight-line basis over the lease term and interest expense recognized on the finance lease liability. In addition, certain adjustments to the ROU asset may be required for items such as lease prepayments, incentives received or initial direct costs. As of June 30, 2024, the Company has one operating lease and no finance leases.

The Company accounts for lease and non-lease components related to operating leases as a single lease component. The Company has elected that costs associated with leases having an initial term of 12 months or less are recognized in the condensed consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term and are not recorded on its condensed consolidated balance sheets. Variable lease expense is recognized as incurred and consists primarily of real estate taxes, utilities, and other office space related expenses.

Segment Information

The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (the “CODM”), reviews the Company’s financial information on an aggregated basis for purposes of evaluating financial performance and allocating resources.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, stock-based compensation, employee benefits, and external costs of vendors and consultants engaged to conduct research and development activities, as well as allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities and depreciation.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses on the accompanying condensed consolidated balance sheet. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered, or the services rendered. If nonrefundable advance payments represent a one-time cost for obtaining goods or services, with anticipated benefits to be utilized within a year of period end, the payment is expensed immediately.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and bonuses, stock-based compensation, employee benefits, finance and administration costs, professional fees, as well as allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities and depreciation.

Commitments and Contingencies

The Company is subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the balance sheet. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of June 30, 2024, no liabilities were recorded for loss contingencies (see Note 12).

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of its common stock, based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures restricted common stock awards (“RSAs”) using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.

The Company grants stock options and restricted stock awards that are subject to either service or performance-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Forfeitures are accounted for as they occur. As of each reporting date, the Company estimates the probability that specified performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

The Company has issued stock options and RSAs with service-based vesting conditions.

The Company classifies stock-based compensation expense in its condensed consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Net Loss per Share Attributable to Common Stockholders

The Company applies the two-class method when computing net loss per share attributable to the Company’s common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all loss for the period had been distributed. The Company considers its convertible preferred stock to be participating securities as, in the event a dividend is paid on common stock, the holders of convertible preferred stock would be entitled to receive dividends on a basis consistent with the Company’s common stockholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted average number of common shares outstanding for the period, excluding potentially dilutive common shares. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purposes of this calculation, the Company’s outstanding convertible preferred stock, stock options to purchase common stock and unvested RSAs are considered potential dilutive common shares.

The Company generated a net loss for the period presented. Accordingly, basic and diluted net loss per share is the same because the inclusion of the potentially dilutive securities would be anti-dilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of June 30, 2024.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) (“ASU 2023-07”), which enhances the segment disclosure requirements for public entities on an annual and interim basis. Under this proposal, public entities will be required to disclose significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss. Additionally, current annual disclosures about a reportable segment’s profit or loss and assets will be required on an interim basis. Entities will also be required to disclose information about the CODM’s title and position at the Company along with an explanation of how the CODM uses the reported measures of segment profit or loss in their assessment of segment performance and deciding how to allocate resources. Finally, ASU 2023-07 requires all segment disclosures for public entities that have only a single reportable segment. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding taxes paid both in the U.S. and foreign jurisdictions. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period. The Company is currently evaluating the impact of this standard on its financial statements.

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

June 30, 2024
Prepaid research and development expenses	$1,425
Other	275
$1,700

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

June 30, 2024
Accrued employee compensation and benefits	$403
Accrued professional and consulting	392
Accrued research and development	58
$853

5. Note Payable with Related Party

In March 2024, the Company entered into a Series A Preferred Stock and Convertible Note Purchase Agreement (the “Purchase Agreement”) with Fairmount Healthcare Fund II, L.P. (“Fairmount”), whereby the Company issued a convertible note (the “Convertible Note”), with an initial principal amount of $25.0 million, that can be converted into Series A Preferred Stock (or a Series of preferred shares that is identical in respect to the shares of preferred shares issued in its next equity financing) or shares of the Company’s common stock in exchange for aggregate proceeds of $25.0 million. The Convertible Note will automatically convert into shares of the Company’s common stock upon the closing of a corporate transaction, including the Private Placement, and is otherwise due and payable at the request of the holder at any time. The Convertible Note accrues interest at a rate of 12.0% per annum. All unpaid interest and principal are scheduled to mature on December 31, 2025 (the “Maturity Date”). Prepayment is not permitted without prior written consent of Fairmount. Pursuant to the Purchase Agreement, the Company has the right to sell and issue additional convertible notes up to an aggregate principal amount equal to $30.0 million, in addition to the $25.0 million of initial principal amount of the Convertible Note. The principal payment along with the accrued interest on the Convertible Note is due in full on the Maturity Date. As of June 30, 2024, the Company had outstanding borrowings of $25.0 million from Fairmount under its Convertible Note.

In connection with the reverse recapitalization transaction, the Convertible Note will convert into a number of shares of common stock based on the aggregate principal amount, plus any unpaid accrued interest, divided by the conversion price, which is an amount to be determined based upon the Company’s fully-diluted capitalization immediately prior to the reverse recapitalization transaction (see Note 15).

The Company assessed all terms and features of the Convertible Note in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the embedded features. The Company determined that the share settled redemption feature was clearly and closely related to the debt host and did not require separate accounting. The Company determined that the conversion options of the Convertible Note were not clearly and closely associated with a debt host. However, these features did not meet the definition of a derivative under ASC 815, Derivatives and Hedging, and as a result, did not require separate accounting as a derivative liability.

The Company paid debt issuance costs of less than $0.1 million in relation to the Convertible Note. The debt issuance costs are reflected as a reduction of the carrying value of Convertible Note on the condensed consolidated balance sheet and are being amortized as interest expense over the term of the Convertible Note using the effective interest method. For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024, the Company recognized interest expense related to the Convertible Note of $0.8 million and $1.0 million, respectively, which includes non-cash interest expense related to the amortization of debt issuance costs of less than $0.1 million for the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024. For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024, the weighted average effective interest rate of the Convertible Note was approximately 12.0%.

6. Convertible Preferred Stock

In March 2024, the Company issued and sold an aggregate of 20,000,000 shares of Series A Preferred Stock to Fairmount, at a purchase price of $0.15 per share, for gross proceeds of $3.0 million. The Company incurred less than $0.1 million of issuance costs in connection with this transaction.

Upon the issuance of the Series A Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities as described below and determined that such features did not require the Company to separately account for these features.

As of June 30, 2024, convertible preferred stock consisted of the following (in thousands, except share amounts):

	June 30, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	20,000,000	20,000,000	$2,931	$3,000	1,666,666
	20,000,000	20,000,000	$2,931	$3,000	1,666,666

The holders of the Series A Preferred Stock have the following rights and preferences:

Voting

The holders of Series A Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. A majority vote of the holders of Series A Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws, reclassify common stock or establish another class of capital stock, create shares that would rank senior to or authorize additional shares of Preferred Stock, declare a dividend or make a distribution.

In addition, the holders of shares of Series A Preferred Stock are entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Series A convertible preferred stock), exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company. The Company controls the Board of Directors.

Conversion

Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. In addition, each share of Series A Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect upon either (i) the closing of a firm commitment underwritten public offering of the Company’s common stock at a price of at least $12.00 per share resulting in at least $50.0 million of gross proceeds to the Company, net of the underwriting discount and commissions, or (ii) the vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting as a single class.

The conversion ratio of Series A Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $0.15 per share for Series A Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The Conversion Price is $1.80 per share for Series A convertible preferred stock. As of June 30, 2024, each outstanding share of Series A Preferred Stock was convertible into common stock at a 0.0833 conversion ratio.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock) unless the holders of the Series A Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Series A Preferred Stock calculated based on the respective original issue price of Series A Preferred Stock. For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) through June 30, 2024, no cash dividends had been declared or paid by the Company.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Series A Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of Series A Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Series A Preferred Stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.

Unless the holders of a majority in voting power of the then outstanding shares of Series A Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Redemption

Series A Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

7. Common Stock

As of June 30, 2024, the Board of Directors authorized up to 65,000,000 shares of common stock at a $0.0001 par value. As of June 30, 2024, 466,387 shares of common stock were issued and outstanding and 321,943 shares of RSAs were issued and outstanding. The voting, dividend and liquidation rights of the holders of the Company’s common stock and RSAs are subject to and qualified by the rights, powers and preferences of the holders of Series A Preferred Stock set forth above. Each share of common stock entitles the holder to one vote, together with the holders of Series A Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the preferential dividend rights of Series A Preferred Stock.

As of June 30, 2024, there are 1,666,666 shares of common stock reserved for issuance for the potential conversion of shares of Series A preferred stock into common stock, and 171,969 shares of common stock reserved for issuance for the exercise of outstanding stock options for common stock under the Company’s 2024 Equity Incentive Plan (the “2024 Plan”).

8. Stock-Based Compensation

2024 Equity Incentive Plan

The 2024 Plan was adopted by the Company’s Board of Directors on February 6, 2024. The 2024 Plan provides for the Company to grant stock options, restricted stock awards, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, and advisors. The 2024 Plan is administered by the Board of Directors, or at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2024 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years, although stock options have been granted with vesting terms less than four years. Upon adoption, the 2024 Plan authorized 31,076 shares of common stock reserved for issuance under the plan. On March 5, 2024, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 41,666 shares. On May 7, 2024, the 2024 Plan was further amended to increase the number of shares of common stock reserved for issuance by 99,227 shares. As of June 30, 2024, the total number of shares of common stock reserved for issuance under the 2024 Plan was 171,969, with no shares reserved of common stock available for future grants.

Stock Option Valuation

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes the weighted-average assumptions or range of assumptions used in calculating the fair value of the awards for the three months ended June 30, 2024 and for the period February 6, 2024 (inception) to June 30, 2024:

	Three Months Ended June 30, 2024	Period from February 6, 2024 (Inception) to June 30, 2024
Expected volatility	100.6%	101.4%
Expected term (in years)	6.0	6.0
Risk-free interest rate	4.5%	4.2 - 4.5%
Expected dividend yield	—%	—%

Stock Options

The following table summarizes the stock option activity for the period of February 6, 2024 (inception) through June 30, 2024:

	Number of Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in Thousands)
Balance as of February 6, 2024 (inception)	—	$—	—	$—
Granted	171,969	$42.66
Exercised	—	$—
Forfeited	—	$—
Balance as of June 30, 2024	171,969	$42.66	9.8	$3,195
Vested and expected to vest, June 30, 2024	171,969	$42.66	9.8	$3,195
Exercisable, June 30, 2024	—	$—	—	$—

The weighted average grant-date fair value per share of stock options granted during the period from February 6, 2024 (inception) to June 30, 2024 was $34.71 per share. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.

Restricted Stock Awards

In February 2024 and March 2024, the Company issued 321,943 shares of Restricted Stock Awards (RSAs) to certain employees, directors, and consultants at a price of $0.0001 per share, the par value of the common stock. Such RSAs have service-based vesting conditions only and vest over a four-year period, during which time all unvested shares are subject to forfeiture in the event the holder’s service with the Company voluntarily or involuntarily terminates.

The following table summarizes the RSAs activity for the period from February 6, 2024 (inception) through June 30, 2024:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of February 6, 2024 (inception)	—	$—
Granted	321,943	—
Unvested balance as of June 30, 2024	321,943	$—

Paruka Warrant Obligation

In March 2024, the Company entered into the Option Agreements with Paragon and Paruka. Under the terms of the Option Agreements, Paruka will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2024 and December 31, 2025, at the fair market value determined by the Board of Directors of the Company (the “Paruka Warrant Obligation”). The grant dates for the issuance of warrants are expected to be December 31, 2024 and December 31, 2025 as all terms of the award, including number of shares and exercise price, will be known by all parties. The service inception period for the grant precedes the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. As of June 30, 2024, the pro-rated estimated fair value of warrants to be granted on December 31, 2024 was $1.1 million. For the three months ended June 30, 2024 and the period February 6, 2024 (inception) to June 30, 2024, $0.3 million and $0.4 million, was recognized as stock-based compensation expense related to the Paruka Warrant Obligation, respectively. The warrants expected to be granted to Paruka are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the statement of operations and comprehensive loss.

Stock-Based Compensation Expense

The following table summarizes the classification of the Company’s stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss (in thousands):

	Three Months Ended June 30, 2024	Period from February 6, 2024 (Inception) to June 30, 2024
Research and development	$468	$538
General and administrative	215	230
	$683	$768

As of June 30, 2024, total unrecognized compensation cost related to the unvested stock options was $5.6 million, which is expected to be recognized over a weighted average period of approximately 3.7 years. As of June 30, 2024, total unrecognized compensation cost related to the unvested RSAs was less than $0.1 million, which is expected to be recognized over a weighted average period of 3.7 years. As of June 30, 2024, the unrecognized compensation cost related to the Paruka Warrant Obligation was $0.7 million, which is expected to be recognized over a weighted average period of 0.5 years.

The following table summarizes the award types of the Company’s stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss (in thousands):

	Three Months Ended June 30, 2024	Period from February 6, 2024 (Inception) to June 30, 2024
Paruka warrant obligation	$362	$430
Stock options	321	338
	$683	$768

9. Income Taxes

No provision for income taxes was recorded for the three months ended June 30, 2024 and the period of February 6, 2024 (inception) through June 30, 2024. Deferred tax assets generated from the Company’s net operating losses have been fully reserved, as the Company believes it is not more likely than not that the benefit will be realized due to the Company’s cumulative losses generated to date.

10. Paragon Option Agreements

In March 2024, the Company entered into the Option Agreements with Paragon and Paruka. Under the terms of the Option Agreements, Paragon identifies, evaluates and develops antibodies directed against certain mutually agreed therapeutic targets of interest to the Company. The Option Agreements includes two selected targets, IL-23 (ORKA-001) and IL-17 A/F (ORKA-002). Under the Option Agreements, the Company has the exclusive options to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture and commercialize the antibodies and products directed to the selected targets (each, an “Option”), with the exception of pursuing ORKA-001 for the treatment of inflammatory bowel disease. If the Company exercises its options, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale. From time to time, the Company can choose to add additional targets to the collaboration by mutual agreement with Paragon.

Pursuant to the terms of the Option Agreements, the parties initiated certain research programs that generally focus on a particular target (each, a “Research Program”). Each Research Program is aimed at discovering, generating, identifying and/or characterizing antibodies directed to the respective target. For each Research Program, the parties will establish a research plan that sets forth the activities that will be conducted, and the associated research budget (each, a “Research Plan”). The Company and Paragon will agree on initial Research Plans that outline the services that will be performed commencing at the inception of the arrangement related to ORKA-001 and ORKA-002. The Company’s exclusive Option with respect to each Research Program is exercisable at its sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following (i) with respect to any Research Program other than ORKA-001, the delivery of the data package from Paragon related to the results of the Research Plan activities, or (ii) with respect to ORKA-001, the completion of the IL-23 antibody selection process described in the agreement (the “Option Period”). There is no payment due upon exercise of an Option pursuant to the Option Agreements.

Unless terminated earlier, the Option Agreements shall continue in force on a Research Program-by-Research Program basis until the earlier of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) the expiration of the 30-day period after Oruka exercises its Option with respect to such Research Program, subject to mutually agreed extension, during the Option Period and the parties are unable to finalize and execute a license agreement, and (iii) the expiration of the applicable research term (the “Term”). Upon the expiration of the Term for all then-existing Research Programs, under the Option Agreements, the Option Agreements will automatically expire in its entirety. The Company may terminate the Option Agreements or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Each party has the right to terminate the Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Pursuant to the Option Agreements, on a research program-by-research program basis following the finalization of the research plan for each respective research program, the Company was required to pay Paragon a one-time, nonrefundable research initiation fee of $0.8 million related to the ORKA-001 program. This amount was recognized as a research and development expense during the period from February 6 (inception) to March 31, 2024 and paid to Paragon in April 2024. In June 2024, pursuant to the Option Agreements with Paragon, the Company completed the selection process of its development candidate for IL-23 antibody for ORKA-001 program. The Company is responsible for 50% of the development costs incurred through the completion of the IL-23 selection process. The Company received the rights to at least one selected IL-23 antibody in June 2024. Oruka’s share of development costs incurred through March 31, 2024 is $5.9 million, which was recorded as a research and development expense during the quarter ended June 30, 2024. Oruka is also responsible for the development costs incurred from April 1, 2024 to June 30, 2024 of $6.5 million, which was recognized as a research and development expense in the three months ended June 30, 2024. An amount of $12.4 million is included in related party accounts payable and other current liabilities as of June 30, 2024.

The Company was also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs incurred by Paragon between January 1, 2024 and March 6, 2024 as stipulated by the Option Agreements. This amount was recognized as a research and development expense during the period from February 6 (inception) to March 31, 2024. The Company paid $3.3 million to Paragon in April 2024. The Company is also responsible for the development costs incurred by Paragon from January 1, 2024 to March 31, 2024 of $0.9 million. This was recognized as a research and development expense in the period from February 6 (inception) to March 31, 2024. The development costs from April 1, 2024 to June 30, 2024 of $1.9 million, was recognized as a research and development expense in the three months ended June 30, 2024. The Company recognized an amount of $0.8 million payable to Paragon for the research initiation fee related to ORKA-002 following the finalization of the ORKA-002 research plan. This was recognized as research and development expenses in the three months ended June 30, 2024. The Company will be responsible for ORKA-002 development costs incurred after June 30, 2024, through the completion of the IL-17 selection process. An amount of $2.7 million is included in related party accounts payable and other current liabilities as of June 30, 2024.

Furthermore, the Paragon Agreement provides for an annual equity grant of warrants to Paruka to purchase 1.00% of the then outstanding shares of the Company’s common stock, on a fully diluted basis, on December 31, 2024 and December 31, 2025, during the term of the Paragon Agreement, at the fair market value determined by the Board of Directors of the Company. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss (see Note 8).

The Company expenses the service fees as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses in the accompanying condensed consolidated statement of operations and comprehensive loss.

The Company concluded that the rights obtained under the Option Agreements represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Option Agreements did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fee represents a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Option Agreement that is associated with services being rendered under the related Research Programs is recognized as research and development expense when incurred.

For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024 the Company recognized $15.4 million and $20.4 million of expenses, respectively in connection with services provided by Paragon and Paruka under the Option Agreements, including nonrefundable research and development expense fees following the finalization of a Research Plan.

11. Leases

In April 2024, the Company entered into an operating lease agreement for the Company’s headquarters in Menlo Park, California, which commenced on June 15, 2024 with an initial term of 39.5 months. The Company leases office space under this noncancelable operating lease agreement. Lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable.

As of June 30, 2024, the Company had $1.0 million of operating lease right-of-use assets, operating lease liability, current of $0.1 million, and operating lease liability, noncurrent of $0.9 million on its condensed consolidated balance sheets. As of June 30, 2024, the operating lease arrangement had a remaining lease term of 39.0 months and a discount rate of 17.95%. For the three months ended June 30, 2024 and the period February 6, 2024 (inception) to June 30, 2024, the Company recorded operating and variable lease expense of less than $0.1 million in general and administrative expenses in its condensed consolidated statements of operations and comprehensive loss.

The following table presents the Company’s supplemental cash flow information related to leases (in thousands):

June 30, 2024
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flow from operating leases	$32

As of June 30, 2024, the total remaining operating lease payments included in the measurement of lease liabilities was as follows (in thousands):

Payments
2024 (remaining)	$105
2025	369
2026	494
2027	380
Total payments	$1,348
Less: imputed interest	(362)
Total lease liabilities	$986

12. Commitments and Contingencies

401(k) Plan

The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the 401(k) Plan may be made at the discretion of management. For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024, the Company has not recorded any expense related to 401(k) match contributions.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of June 30, 2024.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of June 30, 2024, the Company was not a party to any material legal proceedings or claims.

13. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended June 30, 2024	Period from February 6, 2024 (Inception) to June 30, 2024
Numerator:
Net loss	$(22,243)	$(29,320)
Denominator:
Weighted-average common shares outstanding, basic and diluted	466,387	466,387
Net loss attributable to common stockholders, basic and diluted	$(47.69)	$(62.87)

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested.

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

	Three Months Ended June 30, 2024	Period from February 6, 2024 (Inception) to June 30, 2024
Convertible preferred stock (as converted to common stock)	1,666,666	1,666,666
Unvested restricted stock awards	321,943	321,943
Stock options to purchase common stock	171,969	171,969
	2,160,578	2,160,578

14. Related Party Transactions

Paragon and Paruka each currently beneficially own more than 5% of the Company’s capital stock through its common stock holdings. For the three months ended June 30, 2024 and the period from February 6, 2024 (inception) to June 30, 2024, the Company recognized $15.4 and $20.4 million, respectively, of expenses, in connection with services provided by Paragon and Paruka under the Option Agreements, including nonrefundable research and development expense fees following the finalization of a Research Plan on its condensed consolidated statement of operations and comprehensive loss. As of June 30, 2024, the Company had $15.4 million in amounts due to related parties pertaining to services provided by Paragon and Paruka under the Option Agreements including legal fees related to patent, and reimbursements of recruiting and start-up fees on its condensed consolidated balance sheet. In addition, under the terms of the Option Agreements, Paruka will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of outstanding shares of the Company’s common stock, on a fully diluted basis, as of the date of the grants (see Note 8). If the Company exercises its options, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale.

Fairmount Funds Management LLC (“Fairmount Funds Management”) beneficially owns more than 5% of the Company’s capital, currently has one representative appointed to the Company’s Board of Directors, and beneficially owns more than 5% of Paragon. In March 2024, the Company issued and sold an aggregate of 20,000,000 shares of Series A Preferred Stock to Fairmount, an affiliated fund of Fairmount Funds Management, at a purchase price of $0.15 per share, for gross proceeds of $3.0 million (see Note 5). In March 2024, Fairmount entered into the Purchase Agreement with the Company and holds a convertible note with an initial principal amount of $25.0 million (see Note 5). As of June 30, 2024, the Company had $1.0 million in accrued interest payable, related party related to the Company’s outstanding borrowings of $25.0 million under the Purchase Agreement with Fairmount.

The following is a summary of related party accounts payable and other current liabilities (in thousands):

June 30, 2024
Paragon reimbursable Option Agreement fees	$15,318
Paragon reimbursable recruiting and start-up fees	119
$15,437

The following is a summary of related party noncurrent liabilities (in thousands):

June 30, 2024
Accrued interest payable	$961
Note payable	24,982
$25,943

15. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to June 30, 2024 through September 5, 2024, the date at which the condensed consolidated financial statements were issued.

Employee Warrants

On July 3, 2024, the Private Placement agreement was amended and restated, among other things, for warrants to be issued to certain Oruka’s employees, directors and service providers (the “employee warrants”), immediately prior to the closing of the Merger. Pursuant to this amendment, in July and August 2024, the Company agreed to issue 445,438 employee warrants at an exercise price of $53.28 per warrant.

Reverse Recapitalization and Pre-Closing Financing

On August 29, 2024 (the “Effective Time”), Oruka completed its merger with ARCA in accordance with terms of the Merger Agreement, pursuant to which, among other matters, Oruka merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” ARCA following the Merger is referred to herein as the “combined company.” The combined company is led by Oruka’s management team and remains focused on developing biologics to optimize the treatment of inflammatory skin diseases. Immediately prior to the completion of the Merger on August 29, 2024, and in order to provide Oruka with additional capital for its development programs, Oruka issued and sold, and certain new and current investors purchased, 3,322,793 shares of common stock of Oruka and 805,350 Oruka pre-funded warrants, exercisable for 805,350 shares of Oruka common stock, at an estimated purchase price of $66.62 ($5.55 prior to the impact of the reverse stock split) per share or an estimated purchase price of $66.61 ($5.54 prior to the impact of the reverse stock split) per warrant, for the aggregate amount of $275.0 million which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note and accrued interest on such note and will precede the closing of the Merger. These pre-funded warrants were recorded as a component of stockholders’ deficit within additional paid-in capital and have no expiration date. As part of the pre-closing financing, immediately prior to the completion of the Merger, the Convertible Note with the related party was converted into 397,002 shares of common stock based on the aggregate principal amount of $25.0 million, plus unpaid accrued interest of $1.5 million divided by the conversion price of $66.62 ($5.55 prior to the impact of the reverse stock split) per share.

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”), immediately prior to the Effective Time, (i) each share of Oruka common stock outstanding, including outstanding and unvested Oruka restricted stock and shares of Oruka common stock issued in connection with the Subscription Agreement, were converted into the right to receive shares of ARCA common stock, which were subject to the same vesting provisions as those immediately prior to the Merger, (ii) each share of Oruka Series A convertible preferred stock was converted into the right to receive ARCA Series B convertible preferred stock, (iii) each option or warrant to purchase Oruka common stock was converted into the right to receive an option or warrant to purchase ARCA common stock, which were subject to the same vesting provisions as those immediately prior to the Merger, and (iv) each pre-funded warrant to purchase shares of Oruka common stock issued in connection with the Subscription Agreement was converted into the right to receive a pre-funded warrant to purchase shares of ARCA common stock.

The Exchange Ratio is calculated as 6.8569 shares of ARCA common stock for each fully-diluted share of Oruka common stock. Under the Exchange Ratio formula, the former Oruka stockholders immediately before the effective time, including those purchasing shares and pre-funded warrants in the Oruka pre-closing financing, own approximately 97.6% of the outstanding common stock of the combined company on a fully-diluted basis, and the stockholders of ARCA immediately before the effective time are estimated to own approximately 2.4% of the outstanding common stock of the combined company on a fully-diluted basis. Oruka stockholders received on, a post reverse stock split basis, approximately 25,533,880 shares in connection with the Merger, including (i) 939,350 shares of ARCA common stock, stock options and warrants subject to vesting terms, based on the number of shares of Oruka common stock outstanding immediately prior to the Merger, including Oruka Restricted Stock, (ii) 805,350 shares of, and pre-funded warrants related to, Oruka common stock issued to investors participating in the Subscription Agreement, and (iii) 20,000,000 shares of Oruka Series A convertible preferred stock outstanding as of June 30, 2024, which were exchanged into 20,000,000 shares of Oruka Series B convertible preferred stock.

Reverse Stock Split

In connection with the Merger discussed above, the Company effected a one-for-twelve reverse stock split of the Company’s issued and outstanding shares of common stock on September 3, 2024 without any change in the par value per share. All information related to the Company’s common stock, common stock warrants, restricted stock awards, and stock options, as well as the per share amounts, have been retroactively adjusted to give effect for the one-for-twelve reverse stock split for all periods presented.